Exhibit 107

EX-FILING FEES

CALCULATION OF FILING FEE TABLE

424B7

(Form Type)

Enviva Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.001 per share	457(c)	104,765	(1)	$56.69	(2)	$5,939,127.85	(2)	0.0000927	$550.56	(3)
Total Offering Amount								$5,939,127.85	(2)
Total Fees Previously Paid											—
Total Fee Offsets											—
Net Fee Due											$550.56

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee on the basis of the average of the high and low prices of Registrant’s common stock as reported on the New York Stock Exchange on July 6, 2022.

(3)	Calculated in accordance with Rule 457(r) under the Securities Act. Represents deferred payment of the registration fees in connection with the registrant’s Registration Statement on Form S-3ASR (Registration No. 333-262240) paid herewith.